Exhibit 5.1

                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304



                                 March 26, 1999


Pinnacle Systems, Inc.
280 North Bernardo Avenue
Mountain View, California 94043

         Re:  Registration Statement on Form S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 26, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 77,000 shares of your Common Stock, no par value, (the "Shares") to be issued pursuant to the Truevision, Inc. 1997 Equity Incentive Plan, the Truevision, Inc. 1988 Incentive Stock Plan, as amended, the Truevision, Inc. 1991 Director Option Plan and a compensatory warrant to purchase shares of Truevision, Inc. Common Stock (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation